Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports First Quarter 2020 Results
Highlights
•GAAP revenue of $1,163.4 million for the three months ended March 31, 2020, representing growth of 4.0%, 3.8% on an adjusted basis, and 4.4% on a constant currency adjusted basis compared to the same period in 2019.
•Net new business awards of $1,531.6 million and $5,724.7 million for the three and twelve months ended March 31, 2020, representing a book-to-bill ratio of 1.32x and 1.21x, respectively.
▪Clinical Solutions segment net new business awards of $1,224.2 million and $4,451.3 million for the three and twelve months ended March 31, 2020, representing a book-to-bill ratio of 1.40x and 1.27x, respectively. Clinical Solutions net new business awards represented a record first quarter and drove backlog growth of 12.3%.
▪Commercial Solutions segment net new business awards of $307.4 million and $1,273.4 million for the three and twelve months ended March 31, 2020, representing a book-to-bill ratio of 1.07x and 1.04x, respectively.
•GAAP net income of $33.6 million and GAAP diluted earnings per share of $0.32 for the three months ended March 31, 2020.
•Adjusted diluted earnings per share of $0.68 for the three months ended March 31, 2020, representing growth of 15.3% compared to the same period in 2019.
•Adjusted EBITDA of $137.4 million for the three months ended March 31, 2020, representing growth of 1.8% compared to the same period in 2019.
•Although not issuing financial guidance at this time, the Company believes that its proactive cost management strategies will allow it to maintain a full year 2020 adjusted EBITDA margin in the range of 13% to 14% under various potential scenarios.
MORRISVILLE, N.C. -- April 30, 2020 -- Syneos Health (Nasdaq:SYNH), a leading biopharmaceutical solutions organization combining a Contract Research Organization and a Contract Commercial Organization, today reported financial results for the three months ended March 31, 2020.
“From the onset of the COVID-19 pandemic, we’ve taken decisive actions to help ensure the well-being of our employees, customers and patients, including implementing rapid virtual engagement and remote monitoring. I am pleased that we maintained that important focus, while delivering solid first quarter results and strong net new business awards, sustaining our recent momentum and reaffirming the long-term strength of our model,” said Alistair Macdonald, Chief Executive Officer, Syneos Health. “We remain committed to advancing our customers’

complex therapies in creative ways that adhere to all safety and regulatory protocols, respect the guidelines of our site partners and proactively mitigate the impact to our business and customers’ timelines.”
First Quarter 2020 Results
Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.
For the three months ended March 31, 2020, GAAP revenue increased 4.0% to $1,163.4 million and increased 3.8% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue increased 4.4% compared to the adjusted revenue from the same period in the prior year. This increase was driven by revenue growth in Clinical Solutions, as discussed below.
For the three months ended March 31, 2020, Clinical Solutions GAAP revenue increased 8.7% to $874.8 million, and increased 8.5% compared to the adjusted revenue from the same period in the prior year. On a constant currency basis, revenue increased 9.2% compared to the adjusted revenue from the same period in the prior year. This increase was primarily due to higher revenue from net new business awards and faster growth in reimbursable out-of-pocket expenses, partially offset by the negative impact of fluctuations in foreign currency exchange rates.
For the three months ended March 31, 2020, Commercial Solutions GAAP revenue decreased 8.1% to $288.5 million from the same period in the prior year. On a constant currency basis, revenue decreased 8.0%. This decrease was primarily due to an unfavorable revenue mix and slower growth in reimbursable out-of-pocket expenses.
GAAP net income for the three months ended March 31, 2020 was $33.6 million, resulting in diluted earnings per share of $0.32, compared to GAAP net loss of $30.0 million, or diluted loss per share of $0.29, for the three months ended March 31, 2019. The increases in GAAP net income and diluted earnings per share were primarily due to a higher operating margin and lower interest expense.
Adjusted net income for the three months ended March 31, 2020 was $71.5 million, resulting in adjusted diluted earnings per share of $0.68, compared to adjusted net income of $62.1 million, or adjusted diluted earnings per share of $0.59 for the three months ended March 31, 2019. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to lower interest expense and growth in adjusted EBITDA.
Adjusted EBITDA for the three months ended March 31, 2020 increased 1.8% to $137.4 million from the prior year period, representing a decrease in adjusted EBITDA margin from 12.0% to 11.8%. This decrease in adjusted EBITDA margin was driven primarily by the Commercial Solutions margin contraction, partially offset by the Clinical Solutions margin growth.
Net new business awards were $5,724.7 million for the twelve months ended March 31, 2020, representing a book-to-bill ratio of 1.21x. Clinical Solutions net new business awards were $4,451.3 million for the twelve months ended March 31, 2020, representing a book-to-bill ratio of 1.27x. Commercial Solutions net new business awards were $1,273.4 million for the twelve months ended March 31, 2020, representing a book-to-bill ratio of 1.04x. These net new business awards contributed to an ending backlog of $9,207.5 million as of March 31, 2020, consisting of $8,549.4 million for Clinical Solutions and $658.1 million for the Deployment Solutions offering within Commercial Solutions.

COVID-19 Update
Update on Operations
As a result of the impacts of the COVID-19 pandemic, Syneos Health implemented contingency planning to protect employee health and well-being during the first quarter of 2020. The Company has instructed employees to work remotely where possible and has also implemented travel restrictions as well as visitor protocols. The Company's response is led by a dedicated Business Continuity Transition Management Office (or "TMO"), which combines the project management discipline of the Company’s Trusted Process, with its well-established transition management leadership. The TMO manages and monitors employee safety, along with the rapid and seamless transition to remote operations, while ensuring consistent business performance.
Within Clinical Solutions, the Company is experiencing limitations accessing investigative sites due to the impact from COVID-19. As of mid-April, approximately 10% of the Company’s clinical trial sites were inaccessible. Of the sites that remain accessible, 80% to 90% are allowing at least some level of virtual activity.
Accordingly, the Company has implemented remote monitoring activities to help mitigate the impact in Clinical Solutions. The Company has also partnered with the Association of Clinical Research Organizations to create a harmonized risk-based monitoring approach that is aligned with regulatory agencies. The Company currently expects to convert 70% to 80% of its site visits to remote monitoring during the second quarter, using a highly tailored approach.
Within Commercial Solutions, the Deployment Solutions field teams are facing limitations on their abilities to physically visit healthcare providers (“HCP”s), delays of existing projects, and travel restrictions. However, these teams made a rapid transition to virtual operations, and by mid-March, 90% of field teams had been successfully transitioned to a work from home environment. The Company believes its integrated Deployment Solutions services remain essential for customers in the current environment given the business currently derives over 60% of its revenue from top 50 pharma, over 80% of field teams support chronic care therapies where total prescription volume remains stable, and approximately 90% of current call activity is outside of the hospital setting.
In light of the current situation, the Company has initiated proactive cost management strategies to enhance its operational and financial flexibility. To minimize the margin impact from the short-term revenue headwinds, the Company has taken a number of actions, including the following:
•accelerated ForwardBound margin enhancement initiative,
•delayed hiring of non-billable headcount,
•reduced or eliminated third party costs and non-essential contractors,
•implemented temporary salary reduction for the Board of Directors, executives, and highly compensated individuals,
•suspended 401k match,
•executed voluntary furloughs, and
•rationalized portfolio of services
The above cost management strategies are being appropriately balanced with the Company's continued commitment to maintain excellent delivery quality and quickly re-accelerate work activities for the benefit of its customers.
Liquidity and Capital Management Update
The Company remains confident in its liquidity position, which includes cash on hand and access to its revolving credit facility. During the three months ended March 31, 2020, the Company drew $300.0 million on its revolving credit facility to supplement cash reserves, leaving a remaining capacity of $280.8 million as of March 31, 2020.

During the three months ended March 31, 2020, the Company repurchased 600,000 shares of common stock, representing a total purchase price of approximately $32.0 million, before pausing repurchases to preserve liquidity. As of March 31, 2020, the Company had remaining repurchase authorization of $136.3 million, which is available through the end of 2020. However, the Company does not intend to repurchase any additional shares during the second quarter and will continue to evaluate the program on a quarterly basis as market conditions evolve.
During the three months ended March 31, 2020, the Company also executed additional interest rate swaps with a notional value of $549.2 million to further reduce variable rate debt cost. The execution of these swaps increased the fixed rate portion of debt from 36% at December 31, 2019, to 54% at March 31, 2020.

Webcast and Conference Call Details
Syneos Health will host a conference call at 8:00 a.m. ET on April 30, 2020, to discuss its first quarter 2020 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please dial +1 877 930 8058 within the United States or +1 253 336 7551 outside the United States approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 2042879.
An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. ET on April 30, 2020. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 855 859 2056 within the United States or +1 404 537 3406 outside the United States. The audio replay ID is 2042879.
About Syneos Health
Syneos Health® (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. Syneos Health brings together approximately 24,000 clinical and commercial minds with the ability to support customers in more than 110 countries. The Company shares insights, uses the latest technologies, and applies advanced business practices to speed its customers’ delivery of important therapies to patients. To learn more about how Syneos Health is shortening the distance from lab to life® visit syneoshealth.com.

Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including the expected impact of the COVID-19 pandemic on our business, financial results and financial condition, anticipated financial results for the full year 2020 and plans for cost savings and capital deployment. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: reliance on key personnel; principal investigators and patients; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; risks related to the COVID-19 pandemic; the Company's ability to adequately price its contracts and not overrun cost estimates; any adverse effects from the Company's customer or therapeutic area concentration; the Company's ability to maintain or generate new business awards; the Company's ability to increase its market share, grow its business, and execute its growth strategies; the Company's backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; fluctuations in the Company's operating results and effective income tax rate; risks related to the Company's information systems and cybersecurity; changes and costs of compliance with regulations related to data privacy; risks related to the United Kingdom’s withdrawal from the European Union; risks related to the Company's transfer pricing policies; failure to perform services in accordance with contractual requirements, regulatory requirements and ethical considerations; risks relating to litigation and government investigations; risks associated with the Company's early phase clinical facilities; insurance risk; risks of liability resulting from harm to patients; success of investments in the Company's customers’ business or drugs; foreign currency exchange rate fluctuations; risks associated with acquired businesses, including the ability to integrate acquired operations, products, and technologies in our business; risks related to the Company's income tax expense and tax reform; risks relating to the Company's intellectual property; risks associated with the Company's acquisition strategy; failure to realize the full value of goodwill and intangible assets; restructuring risk; potential violations of anti-corruption and anti-bribery laws; risks related to the Company's dependence on third parties; downgrades of the Company's credit ratings; competition in the biopharmaceutical services industry; changes in outsourcing trends; regulatory risks; trends in the Company's customers’ businesses; the Company's ability to keep pace with rapid technological change; risks related to the Company's indebtedness; fluctuations in the Company's financial results and stock price; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as updated by the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted revenue, segment adjusted revenue, adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, adjusted EBITDA margin, and non-GAAP effective tax rate. We also present adjusted revenue growth in constant currency. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period's foreign currency exchange rates measured against the comparative period's adjusted revenues.
A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.
The Company defines adjusted revenue and segment adjusted revenue as GAAP revenue and segment revenue, respectively, adjusted to include revenue eliminated as a result of purchase accounting.

The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related deferred revenue adjustments; acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; gain or loss on extinguishment of debt; other income (expense), net; the income tax effect of the above adjustments; and the impact of the base erosion and anti-abuse tax.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: acquisition-related deferred revenue adjustments; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and gain or loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Danielle DeForge Executive Director, External Communications Phone: +1 781 425 2624 Email: danielle.deforge@syneoshealth.com

Syneos Health, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019

Revenue	$1,163,355	$1,119,006

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	924,014	886,802
Selling, general, and administrative expenses	117,970	113,117
Restructuring and other costs	8,720	14,413
Transaction and integration-related expenses	7,577	16,658
Depreciation	17,225	19,571
Amortization	38,882	41,629
Total operating expenses	1,114,388	1,092,190
Income from operations	48,967	26,816

Other (income) expense, net:
Interest income	(336)	(1,502)
Interest expense	26,458	34,630
Loss on extinguishment of debt	—	4,355
Other (income) expense, net	(18,930)	8,921
Total other expense, net	7,192	46,404
Income (loss) before provision for income taxes	41,775	(19,588)
Income tax expense	8,201	10,416
Net income (loss)	$33,574	$(30,004)

Earnings (loss) per share attributable to common shareholders:
Basic	$0.32	$(0.29)
Diluted	$0.32	$(0.29)
Weighted average common shares outstanding:
Basic	104,265	103,365
Diluted	105,642	103,365

Syneos Health, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except par value)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$335,960	$163,689
Accounts receivable and unbilled services, net	1,340,648	1,303,641
Prepaid expenses and other current assets	97,929	94,834
Total current assets	1,774,537	1,562,164
Property and equipment, net	195,620	203,926
Operating lease right-of-use assets	218,437	218,531
Goodwill	4,323,436	4,350,380
Intangible assets, net	925,389	973,081
Deferred income tax assets	34,239	37,012
Other long-term assets	118,634	108,701
Total assets	$7,590,292	$7,453,795

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$112,312	$136,686
Accrued expenses	504,351	568,911
Deferred revenue	689,672	696,907
Current portion of operating lease obligations	40,130	38,055
Current portion of finance lease obligations	17,044	17,777
Current portion of long-term debt	77,500	58,125
Total current liabilities	1,441,009	1,516,461
Long-term debt	2,831,722	2,550,395
Operating lease long-term obligations	215,375	218,343
Finance lease long-term obligations	32,077	36,914
Deferred income tax liabilities	8,989	11,101
Other long-term liabilities	83,198	90,927
Total liabilities	4,612,370	4,424,141

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 104,161 and 103,866 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	1,042	1,039
Additional paid-in capital	3,430,740	3,441,471
Accumulated other comprehensive loss, net of taxes	(131,111)	(71,593)
Accumulated deficit	(322,749)	(341,263)
Total shareholders' equity	2,977,922	3,029,654
Total liabilities and shareholders' equity	$7,590,292	$7,453,795

Syneos Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$33,574	$(30,004)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	56,107	61,200
Share-based compensation	15,998	14,267
Provision for doubtful accounts	271	1,302
Provision for deferred income taxes	8,159	1,544
Foreign currency transaction gains	(15,019)	(77)
Fair value adjustment of contingent obligations	(4,095)	724
Loss on extinguishment of debt	—	4,355
Other non-cash items	1,104	(643)
Changes in operating assets and liabilities:
Accounts receivable, unbilled services, and deferred revenue	(53,078)	(25,471)
Accounts payable and accrued expenses	(66,426)	(26,682)
Other assets and liabilities	(15,202)	(13,821)
Net cash used in operating activities	(38,607)	(13,306)
Cash flows from investing activities:
Purchases of property and equipment	(11,870)	(11,445)
Investments in unconsolidated affiliates	(6,750)	—
Net cash used in investing activities	(18,620)	(11,445)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	—	183,195
Payments of debt financing costs	—	(184)
Repayments of long-term debt	—	(216,136)
Proceeds from accounts receivable financing agreement	6,600	26,500
Repayments of accounts receivable financing agreement	(6,600)	—
Proceeds from revolving line of credit	300,000	—
Payments of contingent consideration related to business combinations	(26,592)	(8)
Payments of finance leases	(4,674)	(1,274)
Payments for repurchases of common stock	(32,029)	(26,616)
Proceeds from exercises of stock options	12,358	19,724
Payments related to tax withholdings for share-based compensation	(19,145)	(11,539)
Net cash provided by (used in) financing activities	229,918	(26,338)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(420)	3,078
Net change in cash, cash equivalents, and restricted cash	172,271	(48,011)
Cash, cash equivalents, and restricted cash - beginning of period	163,689	155,932
Cash, cash equivalents, and restricted cash - end of period	$335,960	$107,921

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Adjusted revenue:
Revenue, as reported	$1,163,355	$1,119,006
Acquisition-related deferred revenue adjustment (a)	—	1,594
Adjusted revenue	$1,163,355	$1,120,600

Segment adjusted revenue:
Clinical Solutions revenue, as reported	$874,826	$804,958
Acquisition-related deferred revenue adjustment (a)	—	1,594
Clinical Solutions adjusted revenue	$874,826	$806,552

Commercial Solutions revenue, as reported	$288,529	$314,048
Acquisition-related deferred revenue adjustment (a)	—	—
Commercial Solutions adjusted revenue	$288,529	$314,048

	Three Months Ended March 31,
	2020	2019
EBITDA and adjusted EBITDA:
Net income, as reported	$33,574	$(30,004)
Interest expense, net	26,122	33,128
Income tax expense	8,201	10,416
Depreciation	17,225	19,571
Amortization (b)	38,882	41,629
EBITDA	124,004	74,740
Acquisition-related deferred revenue adjustment (a)	—	1,594
Restructuring and other costs (c)	8,720	14,413
Transaction and integration-related expenses (d)	7,577	16,658
Share-based compensation (e)	15,998	14,267
Other (income) expense, net (f)	(18,930)	8,921
Loss on extinguishment of debt (g)	—	4,355
Adjusted EBITDA	$137,369	$134,948
Adjusted EBITDA margin	11.8%	12.0%

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Adjusted net income:
Net income, as reported	$33,574	$(30,004)
Acquisition-related deferred revenue adjustment (a)	—	1,594
Amortization (b)	38,882	41,629
Restructuring and other costs (c)	8,720	14,413
Transaction and integration-related expenses (d)	7,577	16,658
Share-based compensation (e)	15,998	14,267
Other (income) expense, net (f)	(18,930)	8,921
Loss on extinguishment of debt (g)	—	4,355
Income tax adjustment to normalized rate (h)	(14,364)	(17,262)
Impact of base erosion and anti-abuse tax (i)	—	7,527
Adjusted net income	$71,457	$62,098

Diluted weighted average common shares outstanding:
Diluted weighted average common shares outstanding, as reported	105,005	103,365
Effect of certain securities considered anti-dilutive under GAAP	—	1,438
Diluted weighted average common shares outstanding	105,642	104,803

Adjusted diluted earnings per share	$0.68	$0.59
a.Represents non-cash adjustments resulting from the revaluation of deferred revenue and the subsequent elimination of revenue in purchase accounting in connection with business combinations.
b.Represents the amortization of intangible assets associated with acquired customer relationships, backlog, and trademarks.
c.Restructuring and other costs consist primarily of: (i) severance costs associated with a reduction/optimization of our workforce in line with our expectations of future business operations; (ii) termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges; and (iii) consulting costs incurred for the continued consolidation of legal entities and restructuring of our contract management process to meet the requirements of accounting regulation changes.
d.Represents fees associated with business combinations, stock repurchases and secondary stock offerings, debt placement and refinancings, and other corporate transactions costs.
e.Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.
f.Other expense (income) is comprised primarily of foreign currency exchange gains and losses.
g.Loss on extinguishment of debt is associated with debt prepayments and refinancing activities.
h.Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 24.0% for the three months ended March 31, 2020, and 24.5% for the three months ended March 31, 2019. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.
i.Represents the net income tax expense recorded as a result of the base erosion and anti-abuse tax.